C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR IMMEDIATE RELEASE	FOR INQUIRIES, CONTACT: Chuck Ives, Senior Director of Investor Relations Email: chuck.ives@chrobinson.com

C.H. Robinson Reports 2026 Third Quarter Results
Eden Prairie, MN, October 28, 2026 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended September 30, 2026.
Third Quarter Highlights:
•Company has continued to deliver secular earnings growth driven by consistent market share gains, disciplined revenue management and evergreen productivity improvements fueled by its Lean AI strategy
•North American Surface Transportation ("NAST") volume increased approximately 3.5% year-over-year compared to a 0.3% decline in the Cass Freight Shipment Index, reflecting the 14th consecutive quarter of market outgrowth
•NAST truckload adjusted gross profit ("AGP") per shipment(1) increased 17.0% year-over-year, despite a significant increase in truckload spot market costs, due to disciplined revenue management
•NAST and Global Forwarding both achieved their mid-cycle operating margin targets
•Income from operations increased 23.1% to $271.8 million
•Adjusted income from operations(1) increased 26.1% to $290.8 million
•Diluted earnings per share ("EPS") increased 24.6% to $1.67
•Adjusted diluted EPS(1) increased 28.6% to $1.80
•Cash generated by operations decreased by $151.3 million to $124.1 million due to unfavorable changes in working capital driven by higher transportation rates
•Cash returned to shareholders increased 52.5% to $289.1 million
(1) Adjusted gross profit, adjusted income from operations, and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 14 for further discussion and GAAP to Non-GAAP Reconciliations.

"I want to thank our people for continuing to provide exceptional service to our customers and carriers, embracing the Robinson operating model and executing with discipline, resulting in another quarter of double-digit year-over-year earnings growth," said President and Chief Executive Officer, Dave Bozeman. "Our ability to consistently deliver secular earnings growth over the last three years is a result of the disciplined execution of our Lean AI strategy. Lean AI is our unique approach that combines the principles of our Robinson operating model – rooted in Lean methodology – with the power of custom-built AI, and the expertise of our people, to maximize value, minimize waste, and drive better outcomes for customers and carriers."

"The third quarter of 2026 was the 14th consecutive quarter in which the NAST team delivered year-over-year volume growth that outpaced the Cass Freight Shipment Index. They also continued to deploy our disciplined revenue management practices while the North American trucking market continued to reflect a period of significant supply-driven tightening. By successfully repricing a large portion of our contractual truckload portfolio and by capturing spot volumes at higher margins, the team achieved a 17% year-over-year increase in truckload AGP per load."

"In NAST and Global Forwarding, the team continues to turn manual processes into agentic workflows that are increasingly automated, more connected, and easier to manage at scale. As a result, both businesses delivered a higher level of year-over-year productivity improvements than they achieved in the first half of 2026, and both businesses achieved their mid-cycle operating margin targets again."

"The same Lean operating model and AI technology that have been vitally important in the transformations of our NAST and Global Forwarding businesses are what will enable us to successfully integrate and transform the RXO business. These disciplines don’t disappear as we integrate a strong team and book of business with additional capabilities. Rather, we believe these disciplines are what will enable us to deliver different results than this industry’s past acquisitions," said Bozeman.

"When I joined this company a little over three years ago, I told the C.H. Robinson employees that we needed to provide such exceptional service and value to our customers and carriers that they would view us as THE trusted partner that they choose to do business with. We’ve made significant strides in delivering on that mantra, and we believe the addition of RXO will only magnify our value proposition."

"The strength of our strategies, our technology, our people and our operating model disciplines are differentiating and sustainable. We will continue to lead with purpose and move with urgency to disrupt ourselves and the industry, and to deliver customer success through our unmatched expertise, our unrivaled scale and our tailored solutions. And we expect to drive sustainable outperformance, profitable growth and long‑term value for all our stakeholders," said Bozeman.

Summary of Third Quarter of 2026 Results Compared to the Third Quarter of 2025
•Total revenues increased 29.5% to $5.4 billion, primarily driven by higher pricing in our truckload, ocean, less than truckload ("LTL") and air services and higher volume in our truckload services.
•Gross profits increased 15.0% to $795.6 million. Adjusted gross profits(1) increased 14.5% to $808.4 million, primarily driven by higher adjusted gross profit per transaction in our truckload, ocean, air and LTL services and higher volume in our truckload and LTL services.
•Operating expenses increased 10.6% to $536.6 million. Personnel expenses increased 3.1% to $360.3 million, primarily due to higher incentive compensation reflecting our strong operating performance. This was partially offset by cost optimization efforts, productivity improvements and lower restructuring charges. Average employee headcount declined 10.4%. Other selling, general and administrative (“SG&A”) expenses increased 29.7% to $176.3 million, primarily due to higher claims expenses and an impairment charge on our Kansas City regional center lease driven by the execution of a sublease agreement for the remaining portion of the facility.
•Income from operations totaled $271.8 million, up 23.1% due to the increase in adjusted gross profit, partially offset by the increase in operating expenses. Adjusted operating margin(1) of 33.6% increased 230 basis points.
•Interest and other income/expense, net totaled $21.7 million of expense, consisting primarily of $20.4 million of interest expense, which increased $4.7 million versus last year due to a higher average debt balance, partially offset by lower variable interest rates. The third quarter of 2026 results also include a $2.1 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 20.6%, which was flat compared to the third quarter of 2025.
•Net income totaled $198.5 million, up 21.8% from a year ago. Diluted EPS of $1.67 increased 24.6%. Adjusted diluted EPS(1) of $1.80 increased 28.6%.
(1) Adjusted gross profits, adjusted operating margin and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 14 for further discussion and GAAP to Non-GAAP Reconciliations.

Summary of 2026 Year-to-Date Results Compared to 2025
•Total revenues increased 16.1% to $14.3 billion, primarily driven by higher pricing in our truckload, ocean, LTL and air services and higher volume in our LTL services.
•Gross profits increased 6.9% to $2.2 billion. Adjusted gross profits(1) increased 6.5% to $2.2 billion, primarily driven by higher adjusted gross profit per transaction in our truckload, LTL and air services and higher volume in our LTL services.
•Operating expenses increased 3.1% to $1.5 billion. Personnel expenses increased 1.8% to $1.1 billion, primarily due to higher incentive compensation reflecting our strong operating performance and higher restructuring charges. This was partially offset by cost optimization efforts and productivity improvements. Average employee headcount declined 11.4%. Other SG&A expenses increased 6.2% to $452.2 million primarily due to higher claims expense and an impairment charge on our Kansas City regional center lease driven by the execution of a sublease agreement for the remaining portion of the facility.
•Income from operations totaled $703.2 million, up 14.6% from last year due to the increase in adjusted gross profit, partially offset by the increase in operating expenses. Adjusted operating margin(1) of 31.9% increased 230 basis points.
•Interest and other income/expense, net totaled $48.6 million of expense, primarily consisting of $51.3 million of interest expense, which increased $1.9 million versus last year due to a higher average debt balance, partially offset by lower variable interest rates. The year-to-date results also include $3.2 million of interest income and a $1.8 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate for the nine months ended September 30, 2026 was 18.7% compared to 18.9% in the year-ago period.
•Net income totaled $532.5 million, up 18.1% from a year ago. Diluted EPS of $4.45 increased 19.9%. Adjusted diluted EPS(1) of $4.75 increased 23.1%.
(1) Adjusted gross profits, adjusted operating margin and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 14 for further discussion and GAAP to Non-GAAP Reconciliations.

North American Surface Transportation (“NAST”) Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% change	2026	2025	% change
Total revenues	$3,829,223	$2,965,694	29.1%	$10,369,815	$8,752,341	18.5%
Adjusted gross profits(1)	517,855	444,139	16.6%	1,418,321	1,294,711	9.5%
Income from operations	203,903	172,878	17.9%	538,878	480,540	12.1%

____________________________________________
(1) Adjusted gross profits and adjusted operating margin - excluding specified items are non-GAAP financial measures explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter total revenues for the NAST segment totaled $3.8 billion, an increase of 29.1% over the prior year, primarily driven by higher pricing and volume in our truckload and LTL services. NAST adjusted gross profits increased 16.6% in the quarter to $517.9 million. Adjusted gross profits in truckload increased 20.7% due to a 17.0% increase in adjusted gross profit per shipment and a 3.5% increase in volume. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, increased approximately 31.5% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, increased 33.5%, resulting in a 21.5% increase in truckload adjusted gross profit per mile. LTL adjusted gross profits increased 8.0% versus the year-ago period, driven by a 4.0% increase in adjusted gross profit per order and a 3.5% increase in LTL volume. Total NAST truckload and LTL volume increased 3.5% versus the year-ago period and outpaced the market indices for the 14th consecutive quarter. Operating expenses increased 15.7%, primarily due to higher claims expenses and higher incentive compensation reflecting our strong operating performance, partially offset by cost optimization efforts and productivity improvements. Third quarter average employee headcount was down 11.4% year-over-year. Income from operations increased 17.9% to $203.9 million, and adjusted operating margin expanded 50 basis points to 39.4%. Adjusted operating margin - excluding specified items(1) increased 110 basis points to 40.3%.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% change	2026	2025	% change
Total revenues	$1,149,051	$786,347	46.1%	$2,710,385	$2,359,035	14.9%
Adjusted gross profits(1)	221,238	191,755	15.4%	572,359	563,964	1.5%
Income from operations	80,047	49,021	63.3%	172,701	143,294	20.5%

____________________________________________
(1) Adjusted gross profits and adjusted operating margin - excluding specified items are non-GAAP financial measures explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter total revenues for the Global Forwarding segment increased 46.1% to $1.1 billion, primarily driven by higher pricing in our ocean and air services. Adjusted gross profits increased 15.4% in the quarter to $221.2 million. Ocean adjusted gross profits increased 23.2%, driven by a 20.5% increase in adjusted gross profit per shipment and a 2.0% increase in shipments. Air adjusted gross profits increased 23.2%, driven by a 28.5% increase in adjusted gross profit per metric ton shipped, partially offset by a 4.0% decline in metric tons shipped. Customs adjusted gross profits decreased 12.9%, driven by a 13.0% decrease in adjusted gross profit per transaction. Operating expenses decreased 1.1%, primarily due to lower restructuring charges and cost optimization efforts, which was partially offset by an increase in incentive compensation. Third quarter average employee headcount decreased 15.8% year-over-year. Income from operations increased 63.3% to $80.0 million, and adjusted operating margin expanded 1,060 basis points to 36.2% in the quarter. Adjusted operating margin - excluding specified items(1) expanded 660 basis points to 36.6%.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Solutions and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% change	2026	2025	% change
Total revenues	$379,786	$384,805	(1.3)%	$1,224,892	$1,208,753	1.3%
Adjusted gross profits(1):
Robinson Fresh	$38,133	$40,195	(5.1)%	$122,926	$122,243	0.6%
Managed Solutions	31,208	29,988	4.1%	93,287	86,841	7.4%
Other Surface Transportation(2)	—	—	—%	—	4,637	(100.0)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.
(2) Includes our Europe Surface Transportation business, which was divested as of February 1, 2025.

Third quarter Robinson Fresh adjusted gross profits decreased 5.1% to $38.1 million driven by margin compression caused by higher fuel costs, partially offset by volume increase with foodservice customers. Managed Solutions adjusted gross profits increased 4.1% due to an increase in freight under management.

Other Income Statement Items
Interest and other income/expense, net totaled $21.7 million of expense, consisting primarily of $20.4 million of interest expense, which increased $4.7 million versus the third quarter of 2025 due to a higher average debt balance, partially offset by lower variable interest rates. The third quarter of 2026 results also include a $2.1 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
The third quarter effective tax rate was 20.6%, which was flat compared to the third quarter of 2025. For 2026, we expect our full-year effective tax rate to be 18% to 20%.
Diluted weighted average shares outstanding in the quarter were down 2.2% year-over-year due to share repurchases that have occurred over the past twelve months.

Cash Flow Generation and Capital Distribution
Cash generated from operations totaled $124.1 million in the third quarter, compared to $275.4 million in the third quarter of 2025. The $151.3 million decrease in cash flow from operations was primarily related to a $246.4 million decrease in cash generated by changes in net operating working capital, due to a $267.4 million sequential increase in net operating working capital in the third quarter of 2026 compared to a $21.0 million sequential increase in the third quarter of 2025. This was partially offset by a $35.5 million increase in net income.
In the third quarter of 2026, cash returned to shareholders totaled $289.1 million, with $214.3 million in repurchases of common stock and $74.8 million in cash dividends.
Capital expenditures totaled $17.5 million in the quarter. Capital expenditures for 2026 are expected to be $65 million to $75 million.

About C.H. Robinson
C.H. Robinson is the global leader in Lean AI supply chains. For more than a century, companies everywhere have looked to us to reimagine how goods move. Now, as we redefine what’s next for the industry, that same drive fuels our commitment to Building Tomorrow’s Supply Chains, Today™. Trusted by 75,000 customers and 450,000 contract carriers, we manage 37 million shipments annually, representing $23 billion in freight. We deliver tailored solutions across the world via truckload, less-than-truckload, ocean, air, and more. With our unique combination of human insight and Lean AI working as one, supply chains move faster, smarter, and more sustainably. As a responsible global citizen, we proudly contribute millions to the causes that matter most to our employees. For more information, visit us at chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. Forward-looking statements in this release include, among other things, statements concerning the proposed acquisition of RXO, Inc., including the anticipated timing and completion of the transaction; the receipt of required regulatory approvals and approval of the transaction by RXO’s stockholders; the satisfaction of other closing conditions; our plans to finance the cash consideration; our plans for the post-closing integration of RXO; and the anticipated benefits and other effects of the transaction. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry that could adversely impact our profitability and ability to achieve our long-term growth targets; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with seasonal changes or significant disruptions in the transportation industry; risks relating to the proposed acquisition of RXO, including the possibility that the transaction may not be completed on the anticipated terms or timing, or at all; the failure to obtain required regulatory approvals or approval of the transaction by RXO’s stockholders or to satisfy other closing conditions; risks associated with financing the cash consideration, including our ability to obtain new debt financing within the anticipated timing and on anticipated terms and the potential need to borrow under the committed bridge facility; difficulties, delays, or unanticipated costs in integrating RXO; the possibility that the anticipated benefits of the transaction may not be realized, may be realized later than expected, or may be less than anticipated; our dependence upon and changes in relationships with existing contracted truck, rail, ocean, and air carriers; risks associated with the loss of significant customers; risks associated with reliance on technology to operate our business, including reliance on third-party platforms and cybersecurity related risks; our ability to staff and retain employees; risks associated with operations outside of the United States; our ability to successfully integrate the operations of acquired companies with our historic operations or efficiently manage divestitures; climate change related risks; risks associated with our indebtedness; risks associated with interest rates; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations, including environmental-related regulations; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of changes in political and governmental conditions; changes to our capital structure; changes due to catastrophic events; risks associated with the usage of AI technologies; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Third Quarter 2026 Earnings Conference Call
Wednesday, October 28, 2026; 8:30 a.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through C.H. Robinson's Investor Relations website at investor.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments may have revenues from multiple service lines.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% change	2026	2025	% change
Adjusted gross profits(1):
Transportation
Truckload	$325,819	$273,885	19.0%	$841,582	$804,086	4.7%
LTL	171,353	158,251	8.3%	520,110	458,848	13.4%
Ocean	136,086	110,422	23.2%	330,993	333,659	(0.8)%
Air	43,555	35,515	22.6%	118,618	102,786	15.4%
Customs	31,675	36,358	(12.9)%	95,782	98,376	(2.6)%
Other logistics services	66,798	56,421	18.4%	192,963	167,661	15.1%
Total transportation	775,286	670,852	15.6%	2,100,048	1,965,416	6.9%
Sourcing	33,148	35,225	(5.9)%	106,845	106,980	(0.1)%
Total adjusted gross profits	$808,434	$706,077	14.5%	$2,206,893	$2,072,396	6.5%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)
Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% change	2026	2025	% change
Revenues:
Transportation	$5,012,177	$3,783,535	32.5%	$13,180,661	$11,252,110	17.1%
Sourcing	345,883	353,311	(2.1)%	1,124,431	1,068,019	5.3%
Total revenues	5,358,060	4,136,846	29.5%	14,305,092	12,320,129	16.1%
Costs and expenses:
Purchased transportation and related services	4,236,891	3,112,683	36.1%	11,080,613	9,286,694	19.3%
Purchased products sourced for resale	312,735	318,086	(1.7)%	1,017,586	961,039	5.9%
Direct internally developed software amortization	12,860	14,420	(10.8)%	38,760	43,767	(11.4)%
Total direct expenses	4,562,486	3,445,189	32.4%	12,136,959	10,291,500	17.9%
Gross profit	$795,574	$691,657	15.0%	$2,168,133	$2,028,629	6.9%
Plus: Direct internally developed software amortization	12,860	14,420	(10.8)%	38,760	43,767	(11.4)%
Adjusted gross profit	$808,434	$706,077	14.5%	$2,206,893	$2,072,396	6.5%

Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. Our adjusted operating margin - excluding specified items is a similar non-GAAP financial measure as adjusted operating margin, but also excludes the impact of specified items such as restructuring, acquisition costs, and losses from divestiture. We believe adjusted operating margin and adjusted operating margin - excluding specified items are useful measures of our profitability in comparison to our adjusted gross profit, which we consider a primary performance metric as discussed above. The comparisons of operating margin to adjusted operating margin and adjusted operating margin - excluding specified items are presented below:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026	2025	% change		2026	2025	% change

Total revenues	$5,358,060	$4,136,846	29.5%		$14,305,092	$12,320,129	16.1%
Income from operations	271,807	220,836	23.1%		703,236	613,608	14.6%
Operating margin	5.1%	5.3%	(20) bps		4.9%	5.0%	(10) bps

Adjusted gross profit	$808,434	$706,077	14.5%		$2,206,893	$2,072,396	6.5%
Income from operations	271,807	220,836	23.1%		703,236	613,608	14.6%
Adjusted operating margin	33.6%	31.3%	230	bps	31.9%	29.6%	230	bps

Adjusted gross profit	$808,434	$706,077	14.5%		$2,206,893	$2,072,396	6.5%
Adjusted income from operations	290,754	230,590	26.1%		749,908	636,285	17.9%
Adjusted operating margin - excluding specified items	36.0%	32.7%	330	bps	34.0%	30.7%	330	bps

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income (loss) from operations, adjusted operating margin - excluding specified items, adjusted net income and adjusted net income per share (diluted) are non-GAAP financial measures. These non-GAAP measures are calculated excluding the impact of specified items such as restructuring, acquisition costs, and losses from divestiture. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income (loss) from operations, adjusted operating margin - excluding specified items, adjusted net income and adjusted net income per share (diluted). The reconciliation of these non-GAAP measures are presented below (in thousands except per share data):

Non-GAAP Reconciliation:	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2026
Income (loss) from operations	$203,903	$80,047	$(12,143)	$271,807
Severance and other personnel expenses	1,762	884	937	3,583
Other selling, general, and administrative expenses	3,073	33	12,258	15,364
Total adjustments to income (loss) from operations(1)	4,835	917	13,195	18,947
Adjusted income from operations	$208,738	$80,964	$1,052	$290,754

Adjusted gross profit	$517,855	$221,238	$69,341	$808,434
Adjusted income from operations	208,738	80,964	1,052	290,754
Adjusted operating margin - excluding specified items	40.3%	36.6%	1.5%	36.0%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2026
Income (loss) from operations	$538,878	$172,701	$(8,343)	$703,236
Severance and other personnel expenses	19,815	4,965	5,589	30,369
Other selling, general, and administrative expenses	3,253	632	12,418	16,303
Total adjustments to income (loss) from operations(2)	23,068	5,597	18,007	46,672
Adjusted income from operations	$561,946	$178,298	$9,664	$749,908

Adjusted gross profit	$1,418,321	$572,359	$216,213	$2,206,893
Adjusted income from operations	561,946	178,298	9,664	749,908
Adjusted operating margin - excluding specified items	39.6%	31.2%	4.5%	34.0%

	Three Months Ended September 30, 2026		Nine Months Ended September 30, 2026
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$198,469	$1.67	$532,488	$4.45
Restructuring and related costs, pre-tax	16,092	0.14	43,817	0.37
Acquisition related costs, pre-tax	2,855	0.02	2,855	0.02
Tax effect of adjustments	(4,000)	(0.03)	(10,627)	(0.09)
Adjusted net income and per share (diluted)	$213,416	$1.80	$568,533	$4.75
____________________________________________
(1) The three months ended September 30, 2026 includes severance and other personnel expenses of $3.6 million related to workforce reductions and $15.4 million of other charges, which includes $12.2 million of impairment charges related to our Kansas City regional center lease and $2.9 million of acquisition related costs.
(2) The nine months ended September 30, 2026 includes severance and other personnel expenses of $30.4 million related to workforce reductions and $16.3 million of other charges, which includes $12.2 million of impairment charges related to our Kansas City regional center lease and $2.9 million of acquisition related costs.

Non-GAAP Reconciliation:	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2025
Income (loss) from operations	$172,878	$49,021	$(1,063)	$220,836
Severance and other personnel expenses	1,199	8,403	126	9,728
Other selling, general, and administrative expenses	75	127	(176)	26
Total adjustments to income (loss) from operations(1)	1,274	8,530	(50)	9,754
Adjusted income (loss) from operations	$174,152	$57,551	$(1,113)	$230,590

Adjusted gross profit	$444,139	$191,755	$70,183	$706,077
Adjusted income (loss) from operations	174,152	57,551	(1,113)	230,590
Adjusted operating margin - excluding specified items	39.2%	30.0%	N/M	32.7%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2025
Income (loss) from operations	$480,540	$143,294	$(10,226)	$613,608
Severance and other personnel expenses	1,876	10,979	1,948	14,803
Other selling, general, and administrative expenses	75	127	7,672	7,874
Total adjustments to income (loss) from operations(2)	1,951	11,106	9,620	22,677
Adjusted income (loss) from operations	$482,491	$154,400	$(606)	$636,285

Adjusted gross profit	$1,294,711	$563,964	$213,721	$2,072,396
Adjusted income (loss) from operations	482,491	154,400	(606)	636,285
Adjusted operating margin - excluding specified items	37.3%	27.4%	N/M	30.7%

	Three Months Ended September 30, 2025		Nine Months Ended September 30, 2025
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$162,987	$1.34	$450,760	$3.71
Restructuring and related costs, pre-tax	9,930	0.07	20,070	0.16
(Gain) loss on divestiture, pre-tax	(176)	—	2,607	0.02
Tax effect of adjustments	(2,449)	(0.01)	(4,480)	(0.03)
Adjusted net income and per share (diluted)	$170,292	$1.40	$468,957	$3.86
____________________________________________
(1) The three months ended September 30, 2025 includes severance and other personnel expenses of $9.7 million related to workforce reductions.
(2) The nine months ended September 30, 2025 includes severance and other personnel expenses of $14.8 million primarily related to workforce reductions and $7.9 million of other charges, which includes a $6.3 million impairment charge on our Kansas City regional center lease.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2026	2025	% change	2026	2025	% change

Revenues:
Transportation	$5,012,177	$3,783,535	32.5%	$13,180,661	$11,252,110	17.1%
Sourcing	345,883	353,311	(2.1)%	1,124,431	1,068,019	5.3%
Total revenues	5,358,060	4,136,846	29.5%	14,305,092	12,320,129	16.1%
Costs and expenses:
Purchased transportation and related services	4,236,891	3,112,683	36.1%	11,080,613	9,286,694	19.3%
Purchased products sourced for resale	312,735	318,086	(1.7)%	1,017,586	961,039	5.9%
Personnel expenses	360,301	349,302	3.1%	1,051,496	1,033,177	1.8%
Other selling, general, and administrative expenses	176,326	135,939	29.7%	452,161	425,611	6.2%
Total costs and expenses	5,086,253	3,916,010	29.9%	13,601,856	11,706,521	16.2%
Income from operations	271,807	220,836	23.1%	703,236	613,608	14.6%
Interest and other income/expense, net	(21,719)	(15,602)	39.2%	(48,610)	(57,679)	(15.7)%
Income before provision for income taxes	250,088	205,234	21.9%	654,626	555,929	17.8%
Provision for income taxes	51,619	42,247	22.2%	122,138	105,169	16.1%
Net income	$198,469	$162,987	21.8%	$532,488	$450,760	18.1%

Net income per share (basic)	$1.69	$1.36	24.3%	$4.49	$3.75	19.7%
Net income per share (diluted)	$1.67	$1.34	24.6%	$4.45	$3.71	19.9%

Weighted average shares outstanding (basic)	117,499	119,887	(2.0)%	118,616	120,363	(1.5)%
Weighted average shares outstanding (diluted)	118,732	121,349	(2.2)%	119,784	121,413	(1.3)%

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2026
Total revenues	$3,829,223	$1,149,051	$379,786	$5,358,060
Adjusted gross profits(1)	517,855	221,238	69,341	808,434
Income (loss) from operations	203,903	80,047	(12,143)	271,807
Depreciation and amortization	5,263	1,479	17,031	23,773
Total assets(2)	3,775,164	1,556,883	1,057,408	6,389,455
Average employee headcount	4,597	3,573	3,083	11,253

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2025
Total revenues	$2,965,694	$786,347	$384,805	$4,136,846
Adjusted gross profits(1)	444,139	191,755	70,183	706,077
Income (loss) from operations	172,878	49,021	(1,063)	220,836
Depreciation and amortization	4,874	2,250	18,705	25,829
Total assets(2)	2,978,317	1,233,692	1,015,845	5,227,854
Average employee headcount	5,187	4,245	3,127	12,559
_______________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2026
Total revenues	$10,369,815	$2,710,385	$1,224,892	$14,305,092
Adjusted gross profits(1)	1,418,321	572,359	216,213	2,206,893
Income (loss) from operations	538,878	172,701	(8,343)	703,236
Depreciation and amortization	14,789	4,900	51,505	71,194
Total assets(2)	3,775,164	1,556,883	1,057,408	6,389,455
Average employee headcount	4,674	3,710	3,095	11,479

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2025
Total revenues	$8,752,341	$2,359,035	$1,208,753	$12,320,129
Adjusted gross profits(1)	1,294,711	563,964	213,721	2,072,396
Income (loss) from operations	480,540	143,294	(10,226)	613,608
Depreciation and amortization	14,498	6,577	55,262	76,337
Total assets(2)	2,978,317	1,233,692	1,015,845	5,227,854
Average employee headcount	5,234	4,380	3,339	12,953
_________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$193,132	$160,871
Receivables, net of allowance for credit loss	3,547,181	2,360,829
Contract assets, net of allowance for credit loss	290,924	156,441
Prepaid expenses and other	98,832	120,402
Total current assets	4,130,069	2,798,543

Property and equipment, net of accumulated depreciation and amortization	102,297	116,362
Right-of-use lease assets	246,837	278,323
Intangible and other assets, net of accumulated amortization	1,910,252	1,865,153
Total assets	$6,389,455	$5,058,381

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,969,412	$1,241,276
Accrued expenses:
Compensation	189,766	188,838
Transportation expense	236,322	120,708
Income taxes	11,780	33,745
Other accrued liabilities	182,394	174,955
Current lease liabilities	69,357	72,180
Current portion of debt	425,818	—
Total current liabilities	3,084,849	1,831,702

Long-term debt	1,443,491	1,089,438
Noncurrent lease liabilities	213,720	233,768
Noncurrent income taxes payable	42,348	34,875
Deferred tax liabilities	22,830	21,526
Other long-term liabilities	2,829	1,425
Total liabilities	4,810,067	3,212,734

Total stockholders’ investment	1,579,388	1,845,647
Total liabilities and stockholders’ investment	$6,389,455	$5,058,381

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except employee count)

	Nine Months Ended September 30,
Operating activities:	2026	2025
Net income	$532,488	$450,760
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	71,194	76,337
Provision for credit losses	5,425	6,571
Stock-based compensation	80,787	62,774
Deferred income taxes	28,196	30,564
Excess tax benefit on stock-based compensation	(31,644)	(15,621)
Change in loss on disposal group	—	(569)
Other operating activities	12,451	7,172
Changes in operating elements:
Receivables	(1,221,470)	(89,325)
Contract assets	(134,894)	23,035
Prepaid expenses and other	21,864	(26,521)
Right of use asset	18,659	42,475
Accounts payable and outstanding checks	723,448	79,171
Accrued compensation	180	(9,903)
Accrued transportation expense	115,614	(14,094)
Accrued income taxes	16,758	49,418
Other accrued liabilities	13,450	(16,168)
Lease liability	(22,399)	(49,701)
Other assets and liabilities	(1,513)	2,730
Net cash provided by operating activities	228,594	609,105
Investing activities:
Purchases of property and equipment	(11,212)	(16,615)
Purchases and development of software	(39,557)	(38,246)
Cash used for acquisitions, net of cash acquired	(78,949)	—
Proceeds from divestiture	35,310	27,737
Other investing activities	3,289	—
Net cash used for investing activities	(91,119)	(27,124)
Financing activities:
Proceeds from stock issued for employee benefit plans	64,789	112,076
Stock tendered for payment of withholding taxes	(81,106)	(57,982)
Repurchase of common stock	(639,922)	(240,257)
Cash dividends	(229,132)	(227,053)
Proceeds from long-term borrowings	2,957,000	344,000
Payments on long-term borrowings	(2,104,000)	(512,000)
Proceeds from short-term borrowings	318,000	1,548,800
Payments on short-term borrowings	(392,000)	(1,575,800)
Net cash used for financing activities	(106,371)	(608,216)
Effect of exchange rates on cash and cash equivalents	1,157	6,534
Net change in cash and cash equivalents, including cash and cash equivalents classified within assets held for sale	32,261	(19,701)
Plus: net decrease in cash and cash equivalents within assets held for sale	—	10,776
Cash and cash equivalents, beginning of period	160,871	145,762
Cash and cash equivalents, end of period	$193,132	$136,837

Employees as of September 30	11,118	12,314

Source: C.H. Robinson
CHRW-IR